QuickLinks -- Click here to rapidly navigate through this document

Exhibit 40

NEWS RELEASE

XSTRATA ACQUIRES ADDITIONAL 4.9% OF FALCONBRIDGE AND
COMMENCES COMPULSORY ACQUISITION TO ACHIEVE 100%

Zug, 26 August 2006

Xstrata is pleased to announce that as at the expiry time of its offer at midnight (Vancouver time) on Friday, 25 August 2006, an additional 18,637,431 common shares of Falconbridge (the "Common Shares") had been validly deposited to Xstrata's offer to acquire all Common Shares not already owned by Xstrata. Xstrata has taken up and accepted for payment all shares tendered, which represent approximately 4.9% of the issued and outstanding Common Shares on a fully diluted basis. Xstrata now beneficially owns 369,101,784 Common Shares or approximately 97.1% of the issued and outstanding Common Shares on a fully diluted basis. Payment will be made to shareholders who tendered their Common Shares before the expiry time on or before 30 August 2006.

Xstrata's offer has now expired. Since the Offer was accepted by holders of more than 90% of the Common Shares, Xstrata will exercise its right under the compulsory acquisition provisions of section 188 of the Business Corporations Act (Ontario) to acquire all outstanding Common Shares not already owned by Xstrata at the same price of C$62.50 per Common Share by mailing a formal notice to all remaining Falconbridge shareholders as soon as possible.

Falconbridge shareholders with questions or requests for copies of the documents, please call Kingsdale Shareholder Services Inc. at +1-866-639-7993. Banks and brokers should call at +1-416-867-2272. Further information is available from www.xstrata.com/falconbridge.

ends

Xstrata contacts

Claire Divver		Dominique Dionne
Telephone	+44 20 7968 2871	Xstrata Nickel
Mobile	+44 7785 964 340	Telephone	+1 514 294-5898
Email	cdivver@xstrata.com	Email	ddionne@xstratanickel.ca

Each of Deutsche Bank AG, JPMorgan Cazenove Limited and TD Securities Inc. is acting exclusively for Xstrata plc ("Xstrata" or the "Company") and no one else in connection with the acquisition of Falconbridge (the "Falconbridge Acquisition") and will not be responsible to anyone other than Xstrata for providing the protections afforded to its clients or for providing advice in relation to the Falconbridge Acquisition and/or any other matter referred to in this announcement.

The offer for Falconbridge referred to herein (as the same may be varied in accordance with applicable law, the "Offer") is being made by Xstrata Canada Inc. (the "Offeror"), a wholly-owned indirect subsidiary of the Company.

This announcement does not constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell, otherwise dispose of or issue, or any solicitation of any offer to sell, otherwise dispose of, issue, purchase, otherwise acquire or subscribe for, any security. The Offer is being made exclusively by means of, and subject to the terms and conditions set out in, the offer and offering circular filed on 18 May 2006, as amended, varied and supplemented by the notice of extension dated 7 July 2006, the notice of variation dated 11 July 2006, the notice of variation dated 21 July 2006 and the notice of extension dated 15 August 2006, all filed with Canadian provincial and United States federal securities regulators.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

Unless the context otherwise requires, references in this announcement to the "Falconbridge Acquisition" assume an acquisition under the Offer of all outstanding Falconbridge common shares not already owned by the Xstrata group.

Nothing in this announcement is an offer of securities for sale or a solicitation of an offer to purchase securities in the United States or in any other jurisdiction. The securities of Xstrata referred to herein have not been and will not be registered under the US Securities Act of 1933, as amended (the "Securities Act"), and such securities may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This announcement includes statements that are, or may be deemed to be, "forward-looking statements". By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future and may be beyond Xstrata's ability to control or predict. Forward-looking statements are not guarantees of future performance. The Xstrata group's actual results of operations, financial condition, liquidity, dividend policy and the development of the industries in which it operates may differ materially from the impression created by the forward-looking statements contained in this announcement. Further, actual developments in relation to the Falconbridge Acquisition and the expected completion, and timing of completion, of the Falconbridge Acquisition may differ materially from those contemplated by forward-looking statements depending on certain factors which include, but are not limited to, the risks that the Xstrata group may not realise the anticipated benefits, operational and other synergies and/or cost savings from the Falconbridge Acquisition and/or the acquisition by the Xstrata group of a one third interest in Cerrejón which completed on 12 May 2006 and/or the acquisition by the Xstrata group of BHP Billiton Tintaya S.A. ("Tintaya") which completed on 21 June 2006 and the Xstrata group may incur and/or experience unanticipated costs and/or delays or difficulties relating to integration of the enlarged Xstrata group. In addition, even if the results of operations, financial condition, liquidity and dividend policy of the Xstrata group, and the development of the industries in which it operates, are consistent with the forward-looking statements contained in this announcement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to, general economic and business conditions, commodity price volatility, industry trends, competition, changes in government and other regulation, including in relation to the environment, health and safety and taxation, labour relations and work stoppages, changes in political and economic stability, currency fluctuations (including the €/US$, £/US$, A$/US$, C$/US$, ZAR/US$, the Colombian peso/US$, the Peruvian Sol/US$, the Chilean peso/US$ and the Norwegian Kroner/US$ exchange rates), the Xstrata group's ability to integrate new businesses (including the Falconbridge group, the Xstrata group's interest in Cerrejón and Tintaya) and recover its reserves or develop new reserves and changes in business strategy or development plans and other risks.

Other than in accordance with its legal or regulatory obligations (including under the Listing Rules (the "Listing Rules"), the Disclosure Rules and the Prospectus Rules of the UK Financial Services Authority), Xstrata does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

No statement in this announcement is intended as a profit forecast and no statement in this announcement should be interpreted to mean that earnings per Xstrata ordinary share for the current or future financial years would necessarily match or exceed the historical published earnings per Xstrata ordinary share.

Neither the content of the Company's website (or any other website) nor the content of any website accessible from hyperlinks on the Company's website (or any other website) is incorporated into, or forms part of, this announcement.

Recent developments in relation to Xstrata's offer for Falconbridge:

Falconbridge announced on 22 August 2006 that, following the expiry of Falconbridge's offer dated 26 June 2006 (the "Novicourt Offer") to purchase all of the outstanding common shares of Falconbridge's subsidiary, Novicourt Inc., not already owned by Falconbridge (the "Novicourt Shares"), an additional 1,270,923 Novicourt Shares had been tendered under the Novicourt Offer. Novicourt Shares tendered to Falconbridge were taken up and paid for by 25 August 2006. As at 6:00 p.m. (Toronto time) on 22 August 2006, the expiry time of the Novicourt Offer, and taking into account the Novicourt Shares taken up on 9 August 2006, a total of 6,339,593 Novicourt Shares, representing approximately 83.2% of all Novicourt Shares that were not already owned by Falconbridge, had been tendered to the Novicourt Offer. Falconbridge intends to acquire all outstanding Novicourt Shares not tendered to the Novicourt Offer, pursuant to a subsequent acquisition transaction, with the result that Novicourt will become a wholly-owned subsidiary of the Xstrata group.

For the purposes of and in accordance with the Listing Rules, Xstrata confirms that, except as disclosed in this announcement and/or as disclosed in the Xstrata shareholder circular dated 30 May 2006 and/or the announcements issued by Xstrata on 11, 19, 20, 25, 27 and 28 July 2006 and 14, 15, 17 and 21 August 2006 in connection with the Falconbridge Acquisition and/or the Xstrata shareholder circular dated 20 July 2006 and/or as otherwise disclosed by Xstrata via a Regulatory Information Service approved by the UK Financial Services Authority, there has been no significant change affecting any matter contained in the announcement issued by Xstrata on 17 May 2006 in connection with the Falconbridge Acquisition (the "17 May 2006 Announcement") and no other significant new matter has arisen which would have been required to be mentioned in the 17 May 2006 Announcement if it had arisen at the time of preparation of the 17 May 2006 Announcement.

QuickLinks

XSTRATA ACQUIRES ADDITIONAL 4.9% OF FALCONBRIDGE AND COMMENCES COMPULSORY ACQUISITION TO ACHIEVE 100%